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                                                           EXHIBIT 99(A)(5)(KKK)

                                   No. 03-1610

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                                     IN THE
                         UNITED STATES COURT OF APPEALS
                              FOR THE SIXTH CIRCUIT

                     --------------------------------------

                         SIMON PROPERTY GROUP, INC., and
                       SIMON PROPERTY ACQUISITIONS, INC.,
                              PLAINTIFFS-APPELLEES,

                                       v.

           TAUBMAN CENTERS, INC., A. ALFRED TAUBMAN, ROBERT S. TAUBMAN
             LISA A. PAYNE, GRAHAM T. ALLISON, PETER KARMANOS, JR.,
            WILLIAM S. TAUBMAN, ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
                             and S. PARKER GILBERT,
                             DEFENDANTS-APPELLANTS.

                     --------------------------------------

                 ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

                     --------------------------------------

                     BRIEF OF AMICUS CURIAE STATE OF INDIANA
                             IN SUPPORT OF APPELLEES

                     --------------------------------------

                                      Steve Carter
                                      Attorney General of Indiana
                                      Thomas M. Fisher, Special Counsel
                                      Office of Attorney General
                                      Indiana Government Center South, 5th Floor
                                      302 West Washington Street
                                      Indianapolis, IN 46204
                                      (317) 232-6201
OF COUNSEL
James A. Strain
Geoffrey Slaughter
Sommer Barnard Ackerson Attorneys, PC
One Indiana Square, Suite 3500
Indianapolis, IN 46204

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                                TABLE OF CONTENTS

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
TABLE OF AUTHORITIES................................................................ii

STATEMENT OF AMICUS CURIAE...........................................................1

SUMMARY OF ARGUMENT..................................................................2

ARGUMENT.............................................................................3

  I. ASSERTIONS THAT THE MICHIGAN STATUTE IS AN ANTI-TAKEOVER ACT ARE WRONG AND
  COULD JEOPARDIZE ITS CONSTITUTIONALITY. ...........................................3

  II. THE FORMATION OF A "GROUP" IS AN "ACQUISITION" SUBJECT TO THE STATUTE..........7

CONCLUSION..........................................................................14
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                              TABLE OF AUTHORITIES

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
CASES

CTS CORP. V. DYNAMICS CORP. OF AMERICA, 481 U.S. 69 (1987)...........................................PASSIM

DYNAMICS CORP. OF AMERICA V. CTS CORP., 794 F.2d 250 (7th Cir. 1986)......................................5

EDGAR V. MITE CORP., 457 U.S. 624 (1982).........................................................4, 5, 6, 7

PODESTA V. CALUMET INDUSTRIES, INC., 1978 CCH Fed.Sec. L. Rptr. PARA 96,433 (N.D. Ill. 1978)..............9

TONY LAMA COMPANY, INC.,1974 -'75 CCH Fed.Sec. L. Rptr. PARA 79,901 (1974)................................9

YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind. 2002)............................................12

STATUTES

Ind. Code Sections 23-1-42-1 ET SEQ. ................................................................PASSIM

Mich. Comp. Laws Sections 450.1791 ET SEQ. ..........................................................PASSIM

15 U.S.C. Section 78m................................................................................PASSIM

15 U.S.C. Section 78n................................................................................PASSIM


OTHER AUTHORITIES

House Rep.No. 1711, 90th Cong., 2d Sess., July 12, 1968, 1968 U.S.Code Cong. & Ad.News....................8

RULES

Securities and Exchange Commission Rule 13d-5, Reg. Section 240.13d-5.............................9, 10, 12

REGULATIONS

17 C.F.R. Section 240.13d-5..............................................................................10

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CONSTITUTIONAL PROVISIONS

U.S. Const. art. I, Section 8, cl 3....................................................................2, 4

U.S. Const. art. VI Section 2........................................................................PASSIM

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                           STATEMENT OF AMICUS CURIAE

     This amicus curiae brief is filed on behalf of the State of Indiana, by the Attorney General of Indiana, under authority of Federal Rule of Appellate Procedure 29(a). The brief is filed in support of appellees, Simon Property Group, Inc. and Simon Property Acquisitions, Inc., and supports affirmance of the District Court's order.

     The State of Indiana has an interest in this case because both parties concede that the Michigan Control Shares Acquisition Statute, codified in Michigan Compiled Laws Sections 450.1791-1799, which is at the heart of the preliminary injunction issued by the District Court, was patterned after the Indiana Control Shares Acquisition Statute, Indiana Code Sections 23-1-42-1 ET SEQ. (the "Indiana Statute"), and that the interpretation of the Indiana Statute and the Official Commentary of Indiana is controlling. The interpretations being asserted by appellants would have the effect of (i) destroying the neutrality that was instrumental in the Indiana Statute's being upheld by the United States Supreme Court in CTS CORP. V. DYNAMICS CORP. OF AMERICA, 481 U.S. 69 (1987), and
(ii) gutting the Michigan Statute's efficacy in protecting the rights of shareholders. Since such precedent could then be used to misinterpret the Indiana Statute, the Attorney General of Indiana has an interest in the proper interpretation of the Michigan Statute. Just as the State of Indiana defended the constitutionality of the

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Indiana Statute in the CTS case and of counsel defended it on behalf of CTS
Corporation, so too is the State of Indiana interested in assuring that courts are properly advised of its interpretation so that its constitutionality and efficacy can be maintained.

                               SUMMARY OF ARGUMENT

     The Indiana Statute was carefully crafted to withstand constitutional attacks on two fronts: an argument that it was invalid under the Supremacy Clause, U.S. Const. art. VI section 2, because it conflicted with the purpose of the Williams Act, 15 U.S.C. Sections 78m(d)-(e) and 78n(d)-(f) (1982 ed and Supp. III), amendments to the Securities Exchange Act of 1934, 15. U.S.C. Sections 78a ET SEQ.; and an argument that it violated the Commerce Clause, U.S. Const. art. I, section 8, cl. 3, because it unlawfully burdened interstate commerce. To avoid the Supremacy Clause challenge, it had to be balanced between incumbent management and a corporate bidder. Any decision that would destroy that balance could jeopardize the Statute's constitutionality. The appellant's argument that the Michigan Statute is an anti-takeover law, and everything that flows from that assertion, is simply wrong and could render the Michigan Statute (and by parity of reasoning, the Indiana Statute) unconstitutional.

     On the merits, the formation of a "group" would be an "acquisition" within the meaning of the Indiana Control Share Act (the "Indiana Statute") and,

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therefore, should be an "acquisition" within the meaning of the substantially identical Michigan Control Share Act (the "Michigan Statute") (collectively, the "Statutes"). Thus, if the District Court were correct in finding that a "group" was formed, a factual matter that seemed to have been conceded by the appellant's filing of a Schedule 13D, then there was an "acquisition" in excess of the Michigan Statute's thresholds. In that event, unless the independent shareholders were to grant the members of the "group" the right to vote those shares, none of the shares beneficially owned by members of the group could be voted. Any contrary holding would have the effect of destroying both the efficacy of the Michigan Statute, and by implication the Indiana Statute and, given the facts in this case, the neutrality that was one of the bases of the United States Supreme Court's holding that the Indiana Statute was constitutional.

                                    ARGUMENT

I. ASSERTIONS THAT THE MICHIGAN STATUTE IS AN ANTI-TAKEOVER ACT ARE WRONG AND COULD JEOPARDIZE ITS CONSTITUTIONALITY.

     Appellants' arguments in various ways challenge the neutrality that was central to the holding of the United States Supreme Court in CTS CORP. V. DYNAMICS CORP. OF AMERICA, 481 U.S. 69 (1987). Some of appellants' arguments are direct. For example, appellants argue that it turns the law on its head to use the Michigan Statute to strip shareholders of the right to vote because they have collectively decided to oppose the offer (see appellants' brief in chief, p. 53).

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Some arguments are indirect. Appellants argue that shares previously owned beneficially by members of the "group" cannot be disabled from voting on the formation of a "group" (see appellants' brief in chief, pp. 48-49).

     If the District Court were correct that appellants formed a "group" for the purpose of opposing the hostile bid of appellees, then under the Michigan Statute, it does not and should not matter whether that "group" is pro-management, pro-family or pro-bidder. If one of the Michigan Statute's thresholds is exceeded by the collective holdings of the members of the "group," its proscriptions are implicated. And anyone affected by that should have the ability to complain.

     The Indiana Statute was the first state statute purporting to regulate tender offers and acquisitions of control that passed federal constitutional muster at the United States Supreme Court. Illinois' first-generation anti-takeover statute was at issue in EDGAR V. MITE CORP., 457 U.S. 624 (1982). That statute clearly benefited incumbent managements in contests for corporate control. It gave them the right to go to the state securities commissioner and seek a hearing and order on the fairness of a hostile tender offer. The remedy for violation was to stop the tender offer. A deeply divided United States Supreme Court invalidated the statute on constitutional grounds, but could muster only a plurality for any one rationale. Three Justices would have held the statute unconstitutional under the Supremacy Clause; others would have held it unconstitutional under the Commerce Clause. It

                                        4
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took a scorecard to figure out what the Supreme Court said. After MITE, every state statute implicating takeovers was held unconstitutional.

     When the CTS CORP. case made its way to the Supreme Court, it had been held unconstitutional by the Seventh Circuit relying, in part, on the plurality opinion in MITE. In essence, the Seventh Circuit held that the Indiana Statute upset the balance between the tender offeror and management in tender offers that had been struck in the Williams Act and, therefore, was unconstitutional. DYNAMICS CORP. OF AMERICA V. CTS CORP., 794 F.2d 250, 260-63 (7th Cir. 1986).

     The Supreme Court's majority opinion took on this part of the reasoning directly. It first said that since the plurality opinion in MITE did not represent the views of a majority of the Court, the Court was not bound by its reasoning. It then said that the Indiana Statute would have passed muster under the Supremacy Clause rationale used by the plurality in MITE because it protects the independent shareholders against both contending parties:

     Thus, the Act furthers a basic purpose of the Williams Act, "plac[ing]
     investors on an equal footing with the takeover bidder . . . ." [Citation omitted.]

     ***

          In implementing its goal, the Indiana Act avoids the problems the plurality discussed in MITE. Unlike the MITE statute, the Indiana Act does not give either management or the offeror an advantage in communicating with the shareholders about the impending offer.

CTS CORP., 481 U.S. at 82-83.

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     Appellants' attempts to recast the Michigan Statute so that their actions in forming a "group" should somehow be exempt from the statute's proscriptions fly in the face of the Supreme Court's reasoning and holding on the Supremacy Clause. For example, at page 42 of their brief, appellants argue that if board members of a target corporation happened to have shareholdings in excess of 20%, they would lose their ability to vote those shares as soon as they acted as a "group" and thus allegedly "promot[e] hostile and unfriendly takeovers of Michigan corporations and . . . render the shareholders of these corporations powerless to defend themselves." If this Court were to accept those implausible assertions, it could jeopardize the constitutionality of the Michigan Statute (and, by parity of reasoning, the Indiana Statute) because nothing in the Michigan Statute is designed to give the incumbent board a free pass once it forms a group.

     Appellants, as part of their "standing" argument, also assert that the Michigan Legislature was concerned about a takeover's effect on "local economic stability" and believed that the Michigan Statute would "provide a mechanism that public corporations could use against takeover attempts." See appellants brief in chief at 53. To the extent that the Michigan Statute is construed so that it can be used by incumbent managements and boards to block takeover attempts instead of to foster the neutrality and shareholder democracy implicit in the Williams Act, the

                                        6
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specter of MITE could again rear its ugly head and jeopardize the Michigan
Statute's constitutionality.

     The State of Indiana asserts that to the extent that the District Court insisted on the same standards under the Michigan Statute for the appellants that it did for the appellees, its interpretation of the Michigan Statute was correct and should be affirmed. Failure to recognize and uphold the neutrality which the Supreme Court found to exist in the Indiana Statute could seriously jeopardize the constitutionality of the Michigan Statute and could taint the Indiana Statute as well.

II.  THE FORMATION OF A "GROUP" IS AN "ACQUISITION" SUBJECT TO THE STATUTE.

     Appellants' real complaint is that the District Court found as a matter of fact that they formed a "group" and that the act of forming the "group" constituted a "control share acquisition" within the meaning of the Michigan Statute. The District Court correctly interpreted the Michigan Statute when it determined that if a group had been formed, that constituted a "control share acquisition." The "group" concept is essential to making any takeover-related statute work. Without that concept, evasion of the purposes of such statutes would be easy and rife. In devising the Indiana Statute, the Indiana General Assembly was very aware of this necessity and relied on the federal "group" definition that had first appeared in the takeover context as part of the Williams Act.

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     To understand the origins of the "group" concept, it is best to go to the legislative history of the Williams Act amendments to the Securities Exchange Act. The following passage from the House report provides guidance as to the reasons for adopting the "group" concept in Section 13(d)(3):

          [Section 13(d)(3)] would prevent a group of persons who seek to pool their voting or other interests in the securities of an issuer from evading the provisions of the statute because no one individual owns more than 10 percent [now 5 percent] of the securities. The group would be deemed to have become the beneficial owner, directly or indirectly, of more than 10 percent of a class of securities at the time they agreed to act in concert. Consequently, the group would be required to file the information called for in section 13(d)(1) within 10 days after they agree to act together, whether or not any member of the group had acquired any securities at that time.

House Rep.No. 1711, 90th Cong., 2d Sess., July 12, 1968, pp. 8-9, 1968 U.S.Code Cong. & Ad.News, pp. 2811, 2818.

     Thus, from its earliest origins, it was the formation of the "group" that gave rise to the requirement to report under Section 13(d), regardless of when shares were acquired, and it was the "group" that was deemed the person who acquired all of the shares beneficially owned by its members when the "group" was formed. Entering into an understanding or arrangement triggered the duty. It did not matter to the drafters of the Williams Act amendments whether the members of the "group" were part of management or part of the insurgents. The staff of the Securities and Exchange Commission, in declining to grant a no-action request,

                                        8
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acknowledged that incumbent management could be part of a "group" and that
"group" was the "person" with the duty to file. See TONY LAMA COMPANY, INC., 1974 -'75 CCH Fed.Sec. L. Rptr. PARA 79,901 (No-act 1974); see also PODESTA V. CALUMET INDUSTRIES, INC., 1978 CCH Fed.Sec. L. Rptr. PARA 96,433 (N.D. Ill.
1978). SEE ALSO Rule 13d-5, Reg. Section 240.13d-5, promulgated by the SEC, which provides, INTER ALIA:

          (b)(1) When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Act, as of the date of such agreement, of all securities of that issuer beneficially owned by any such persons.

     The "group" concept under the Securities Exchange Act requires no additional acquisitions. It requires proof of an agreement or understanding to act in concert, and that agreement is the acquisition for purposes of Section 13(d)(3) and Rule 13d-5. And all shares beneficially owned by any member of the "group" are counted.

     It is against this backdrop that the Indiana General Assembly enacted the Indiana Statute. Section 1 of the Indiana Statute, Indiana Code Section 23-1-42-1, provides that "control shares" means shares that would have the voting power above the specified thresholds "directly or indirectly, alone or as part of a group." The Official Comments then make clear:

                                        9
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     Similarly, the acquisition of control shares may be "directly or indirectly, alone or as part of a group" - meaning that the legal form of the acquisition, or whether the acquisition is made by one person or by two or more persons acting cooperatively or in concert, will not affect the application of the Chapter. This is similar to the "group" approach adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. See Reg. 13d-5, 17 C.[F.]R. Section 240-13d-5.

     Based on this commentary, it cannot seriously be questioned that the Indiana General Assembly intended to adopt the Williams Act "group" theory together with the SEC's interpretation of it. Both the Indiana General Assembly, and the District Court in this case, recognized that without the "group" concept, bidders and managements alike could circumvent the shareholder democracy that the Indiana Statute was intended to engender and which is at the heart of its constitutionality.

     Appellants argue that "group" as used in the Michigan Statute is intended to have a radically different meaning than it does in the federal legislation. Appellants' interpretation would eviscerate the Statutes' protection for shareholders, the only reason the "group" concept even exists, and enable a determined bidder, management team or family simply to acquire and hold just below the thresholds and then at the last instant join together to oppose or favor an acquisition of a company, as the case may be, depriving shareholders of the democracy that the Statutes are designed to provide.

                                       10
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     To avoid the implications of the "group" concept, appellants argue that the voting power that they own they had owned for at least four years with no change, and that 30.7 percent of the voting power had been obtained in a transaction exempt from the Michigan Statute. The District Court found, as a matter of fact, that the actions taken by the appellants, including entering into voting agreements and proclaiming in a Schedule 13D their concerted action to oppose the hostile bid, equated to the formation of a "group," an agreement for the purpose of opposing an acquisition of control. Appellants do not seriously contend otherwise. That formation -- that agreement -- was the "control share acquisition" subject to the Statute.

     Under the well-established precedents, the "group" is the "person" that made the acquisition, and all shares held beneficially by members of the "group" are counted. Again, the Indiana commentary is relevant:

     [T]he key is not simply whether a single person acquires actual record ownership of a sufficient percentage of shares with voting power in the election of directors: Any transaction or series of transactions under which a person, or a group of persons acting together, acquires the substantive practical ability to vote or direct the exercise of voting power within the ranges specified in 23-1-42-1 - directly or indirectly, individually or collectively - will constitute a "control share acquisition" under the Chapter, whatever the form of the transactions or the formal ownership of the Shares. . . .

     To avoid the implications of their own actions, appellants argue that if the Indiana General Assembly, and by parity of reasoning, the Michigan Legislature,

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had intended to adopt in all of its detail the language of the Williams Act and particularly the "deemed" language from Section 13(d)(3) and Rule 13d-5, it would have done so. Clearly, the Indiana General Assembly did not say that "group" as used in the Indiana Statute is fundamentally and radically different from the "group" concept used by the Congress and the SEC to avoid the evasion of the Williams Act. Instead, it referenced the federal definition in the Official Comments. "Group" is used throughout the Statutes and, given the reference in the Official Comments, it cannot mean something less when used in the state statute than when used in the federal scheme.

     Finally, appellants make much of the distinction in Indiana, followed in Michigan, between irrevocable proxies (or proxies coupled with an interest) and revocable proxies. In YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind.
2002), the Indiana Supreme Court held that the granting of an irrevocable proxy, absent an exemption from the Statute, would be a control share acquisition. In so doing, the Court carefully distinguished between the granting of a revocable proxy and the granting of an irrevocable proxy, noting that in the case of a revocable proxy, voting control does not shift. Indeed, in Indiana as in most states, until it is voted, a revocable proxy can be withdrawn at any time. All it does is grant authority to another individual, as a convenience, to cast a vote as directed by the person who owns the shares in a single meeting. It can be revoked by the granting

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of a new proxy to someone else, by a piece of paper revoking it, or by simply appearing in person at the shareholders' meeting where the proxy is to be voted.

     In the federal system, the solicitation of revocable proxies in a proxy fight does not give rise to the obligation to file a Schedule 13D because it is not an "agreement" contemplated by Section 13(d)(3) of the Securities Exchange Act or Rule 13d-5 promulgated thereunder. See CALUMET INDUSTRIES, INC. V. MACCLURE, 1978 CCH Fed.Sec. L. Rptr. PARA 96,434 (N.D. Ill. 1978). Not surprisingly, the Indiana Supreme Court properly reasoned that the granting of a revocable proxy could not be a control share acquisition as defined. That holding was consistent with both the federal system under Section 13(d) and the express words of the Official Comments which would not include in the definition of "interested shares," Indiana Code Section 23-1-42-3, shares as to which the owner has granted a revocable proxy to an officer of a covered corporation "because the beneficial owner, rather than the proxy holder, retains ultimate control over the exercise of the voting power of the shares."

     Appellants attempt to connect the dots by saying that the facts that the various voting agreements could be and were undone and that the other members of the group disclaimed beneficial ownership mean that the voting control never shifted and that, therefore, their situation was more like revocable proxies than irrevocable proxies. The District Court, as a factual matter, found otherwise.

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     The "group" concept in both federal and state law is to protect the shareholders of covered corporations from easy evasions of the Williams Act's and the Statutes' reach. To form a "group," there must be an agreement. In the instant case, the District Court, as a matter of fact, found that such an agreement giving rise to the formation of a "group" existed. Clearly, for the Statutes to be effective in protecting shareholders, their reach must include non-traditional voting arrangements such as the ones found to exist here. To hold otherwise would abrogate more than 30 years of learning in application of the "group" concept in the takeover arena and allow management teams and bidders alike to take over covered companies without complying with the safeguards afforded by the Statutes. The District Court's interpretation of the Michigan Statute was correct and should be affirmed.

                                   CONCLUSION

     The District Court correctly interpreted the Michigan Statute in holding that the formation of a "group" constituted an acquisition under that act, regardless of who formed that group, and in demanding that the act apply to incumbents as well as hostile bidders, thus ensuring the Michigan Statute's continued constitutionality. The order of the District Court should be affirmed.

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                                           Respectfully submitted,

                                           Steve Carter
                                           Attorney General of Indiana


                                     By:   /s/ Thomas M. Fisher
                                           ---------------------

                                           Thomas M. Fisher
                                           Special Counsel
                                           Office of Attorney General
                                           Indiana Government Center South,
                                           302 West Washington Street, 5th Floor
                                           Indianapolis, IN 46204


OF COUNSEL
James A. Strain
Geoffrey Slaughter
Sommer Barnard Ackerson Attorneys, PC
One Indiana Square, Suite 3500
Indianapolis, IN 46204

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                             CERTIFICATE OF SERVICE

     I certify that on July 28, 2003, I caused to be served two (2) copies of the attached Brief of Amicus Curiae State of Indiana in Support of Appellees to be served via first-class United States Mail, postage prepaid, upon the following lead counsel of record:


Joseph Aviv, Esq.
MIRO WEINER & KRAMER, P.C.
Suite 100
38500 Woodward Avenue
P. O. Box 908
Bloomfield, Hills, Michigan 48303-0908

Carl H. von Ende, Esq.
MILLER, CANFIELD, PADDOCK & STONE, P.L.C.
Suite 2500
150 West Jefferson Avenue, P.C.
Detroit, Michigan  48226-4415

                                           /s/ Thomas M. Fisher
                                           -------------------------------------
                                           Thomas M. Fisher

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